Exhibit 10.4

CANADIAN PACIFIC RAILWAY LIMITED

Performance Share Units
Notice of Grant and Grant Agreement (“Agreement”)

[CEO Form of Agreement]

Canadian Pacific Railway Limited (the “Corporation”) has granted the target number of [ ] PSUs[1] to the employee named above (the “Eligible Employee”), in accordance with this Agreement and the provisions of the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited as amended from time to time (the “Plan”).

Grant Date	[ ]
PSU Service Year	[ ]
Below Threshold	[ ]% of Target
Threshold	[ ]% of Target
Maximum	[ ]% of Target
Performance Period	[ ] – [ ]
Payment in respect of PSUs covered by this Agreement will be based on the extent to which the Performance Criteria set out in Schedule A are satisfied at the end of the Performance Period.

By signing this Agreement, the Eligible Employee hereby acknowledges and agrees to the following:

1.Grant of PSUs

1.1 Pursuant to the Plan and in respect of services to be provided to the Corporation by the Eligible Employee during the Performance Period, the Corporation has granted the number of PSUs set out in Solium Capital ULC (“Shareworks”) to the Eligible Employee for the Performance Period set out above.

2.Vesting

2.1 Subject to the terms and conditions of the Plan (including without limitation the conditions related to remaining actively Employed and not ceasing employment) and satisfaction of the conditions set out in Schedule A (the “Performance Criteria”), the PSUs granted to the Eligible Employee pursuant to Section 1.1 will become Vested PSUs at the end of the Performance Period in such proportion as may be specified in this Agreement and in Schedule A.

3.Non-Competition and Non-Solicitation Conditions

3.1 Notwithstanding any other provisions in this Agreement, all PSUs awarded (vested or unvested) and payment of any amount in respect of such PSUs shall be subject to the terms and conditions set out in the Non-Competition and Non-Solicitation Agreement set out at Schedule B, and the Eligible Employee agrees to reconfirm the obligations outlined in Schedule B upon request by the Corporation at any time throughout the term of the Eligible Employee’s employment or engagement with the Corporation or upon termination thereof for any reason. Failure to comply with the terms and conditions set out in the Non-Competition and Non-Solicitation Agreement set out at Schedule B shall result in the immediate cancellation of all PSUs granted herein (without any further notice, compensation in lieu of notice or

[1] Capitalized terms not defined herein shall have the meanings given to those terms in the Plan.

damages of any kind), among other remedies available to the Corporation (including the remedies in Section 6 of the Non-Competition and Non-Solicitation Agreement set out at Schedule B).

4.Settlement

4.1 Subject to the provisions of the Plan and the provisions of this Agreement, the Eligible Employee shall be entitled to an amount equal to the Market Value on the last day of the Performance Period multiplied by the number of PSUs (which may be whole or fractional) that Vest in respect of the Performance Period, less such amount as is required to be withheld on account of taxes and other required deductions in accordance with Section 5.1. For participants paid in United States dollars at the time of the grant of PSUs, the Market Value is based on the average closing price per Share on the New York Stock Exchange over the same period.

4.2 For greater certainty, no cash or other compensation shall be paid or payable to any person in respect of any PSUs that are forfeited by the Eligible Employee or otherwise cease to be payable to the Eligible Employee or his or her estate, on account of damages or otherwise.

5.Withholdings

5.1 The Corporation or a Subsidiary may withhold, or cause to be withheld, from any amount payable to the Eligible Employee, either under the Plan or otherwise, such amount as may be necessary to ensure that the Corporation or the Subsidiary will be able to comply with any federal, provincial, or other law relating to the withholding of tax or other required deductions.

5.2 The CEO has discretion to determine whether the after tax value be delivered in CP common shares purchased on the open market or cash.

6.Personal Information

6.1 The Eligible Employee consents to the holding and processing of personal data provided by the Eligible Employee to the Corporation or any Subsidiary or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records of the Eligible Employee; (ii) providing information to the Corporation, any Subsidiary, their agents, and any third party administrators of the Plan; (iii) transferring information about the Eligible Employee to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Eligible Employee’s home country.

7.Binding Agreement and Amendment

7.1 This Agreement shall constitute an agreement between the Eligible Employee and the Corporation and will be binding upon the Eligible Employee and the legal representatives of his or her estate and any other person who acquires the Eligible Employee’s rights in respect of the PSUs granted hereunder by inheritance or otherwise, provided that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. This Agreement shall be governed and constituted in accordance with the laws of the Province of Alberta.

7.2 The Corporation reserves the right to amend or terminate this Grant or the Plan at any time, in which case PSUs that have not previously vested in accordance with Section 2 of this Agreement will not vest unless otherwise determined by the Committee.

By electronically “accepting” this agreement, the Eligible Employee acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and voluntarily accepts the grant of PSUs in accordance with the terms of the Plan and this Agreement, including the Non-Competition and Non-Solicitation Agreement set out at Schedule B.

IN WITNESS WHEREOF the Corporation and the eligible employee have entered into this Agreement as of [ ].

Canadian Pacific Railway Limited

President and Chief Executive Officer	Vice-President, Human Resources & Chief Culture Officer

Signature of Witness

SCHEDULE A – PERFORMANCE MEASURES

SCHEDULE B – NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT made and effective as of the [ ]st day of [ ].

BETWEEN:

CANADIAN PACIFIC RAILWAY COMPANY,
a corporation organized under the laws of Canada,
(the “Company”)

- and -

###PARTICIPANT_NAME###,
(the “Employee”)

RECITALS

WHEREAS, the Company has offered the Employee the opportunity to participate in one or more of its long term incentive programs which include the Restricted Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, and the Canadian Pacific Railway Limited Amended and Restated Management Stock Option Incentive Plan, as each such plan may be amended from time to time (collectively, the “LTIPs”);

AND WHEREAS, during the course of the Employee’s employment, the Employee has access to proprietary and confidential Company information, thereby making the Company uniquely vulnerable to misuse of such information to the detriment of the Company’s business and interests;

AND WHEREAS, any LTIP granting agreement made on or after the effective date of this Agreement and any grant thereunder is subject to the terms of this Agreement, and such terms are required to protect the proprietary interests and value of the Company and the CP Group (as defined below);

AND WHEREAS, the Employee wishes to participate in one or more of the LTIPs and be eligible to receive grants under these LTIPs by accepting this Agreement either by signature below or by electronic acceptance through Solium Capital ULC (“Shareworks”).

WHEREFORE, the parties agree as follows:

1.Consideration. In exchange for accepting this Agreement, the Employee shall be eligible to participate in one or more of the LTIPs, subject to the governing terms of those plans, and acknowledges that this eligibility and any grants thereunder shall constitute good and sufficient consideration for the Employee’s acceptance of the covenants set out in this Agreement.

2.Protected Rights. The Parties acknowledge and agree that nothing contained in this Agreement limits: (i) the Employee’s ability to report or file a charge or complaint with any federal, state, provincial or local governmental agency or commission, including the United States Securities and Exchange Commission or any Canadian securities regulator (“Government Agencies”) relating to potential violations of law or regulations; or (ii) the Employee’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, without notice to the Company.

3.Non-Competition/ Non-Solicitation.

a.In this Agreement:

i.“Covenant Period” means the period of the Employee's employment with the Company and additionally the period of twenty-four (24) months following the cessation of the Employee's employment for any reason; and

ii.“CP Group” means and includes all parent companies, subsidiary companies, and affiliated or related companies or entities of the Company, successors and assigns of the Company, including Canadian Pacific Railway Ltd., Delaware and Hudson Railroad Company, Inc., the Soo Line Railroad Company, the Dakota, Minnesota and Eastern Railroad Corporation, and Central Maine & Quebec Railway, which, during the Employee’s employment with the Company, the Employee provides services to, has responsibilities for and/or obtains confidential information from or about.

b.Non-Competition. During the Covenant Period, the Employee shall not, directly or indirectly, anywhere in Canada or the United States, (i) maintain any interest (proprietary, financial or otherwise) in the business of a Class 1 Railroad or (ii) in any manner, accept employment with, become engaged in the business of, or provide services to, a Class 1 Railroad in any position, role, or area of responsibility similar to or greater than those the Employee held with the Company in his or her last five (5) years of employment with the Company. This restriction shall still permit the Employee to acquire, directly or indirectly, less than 2% of the outstanding capital stock of any publicly traded company in the business of a Class 1 Railroad.

c.Non-Solicitation of Customers, Suppliers and Licensors. During the Covenant Period, the Employee shall not, directly or indirectly, solicit any person that:

i.is a customer, supplier or licensor of the Company or the CP Group at the cessation of the Employee’s employment that the Employee dealt with, or had confidential information of, by virtue of the Employee’s employment any time within twelve (12) months before the cessation of the Employee’s employment;

ii.was a customer, supplier or licensor of the Company or the CP Group that the Employee dealt with, or had confidential information of, by virtue of the Employee’s employment at any time within twelve (12) months before the cessation of the Employee’s employment; or

iii.to the knowledge of the Employee by virtue of the Employee’s employment, has been pursued as a prospective customer, supplier or licensor by or on behalf of the Company or the CP Group through the submission of a proposal in writing to perform services for that prospective customer, supplier or licensor at any time within twelve (12) months before the cessation of the Employee’s employment and regarding whom the Company and the CP Group has not determined to cease pursuing, for the purposes of: (A) terminating or modifying any actual or prospective relationship the customer or prospective customer has with the Company or the CP Group or for the purposes of selling any services to, or soliciting services from, that customer or prospective customer where those services are substantially similar to or competitive with the services sold by the Company or the CP Group at the cessation of the Employees’ employment, or (B) terminating or modifying any actual or prospective relationship the supplier or licensor or prospective supplier or licensor has with the Company or the CP Group.

d.Non-Solicitation of Employees and Consultants. During the Covenant Period, the Employee shall not directly or indirectly solicit any employee or consultant of the Company or CP Group to leave their employment or engagement. For this Paragraph 3(d), general newspaper and other media advertisements shall not be a solicitation of employees or consultants or former employees or former consultants of the Company or the CP Group.

e.Notwithstanding Paragraphs 3(a)(i) and 5, the Company agrees that Paragraph 3(b) of this Agreement does not apply to the cessation of the Employee’s employment if the Company or the CP Group terminates the Employee’s employment as a result of a layoff due to lack of work or elimination of position unrelated to the Employee’s performance or conduct.

4.Acknowledgements.

a.Reasonableness of Covenants. The Employee agrees that it is fair, reasonable and necessary to protect the proprietary interests and value of the Company and the CP Group that the Employee agrees to the obligations and restrictions in this Agreement. Accordingly, the Employee confirms all obligations and restrictions in this Agreement are reasonable and valid and the Employee waives all defences to the strict enforcement of those obligations and restrictions.

b.Annual Confirmation Process. The Employee agrees to confirm the Employee’s obligations in this Agreement on an annual basis through the Employee’s Shareworks account or any other process that the Company may establish. However, such confirmation is not necessary to enforce Employee’s obligations under this Agreement, which continue in full force and effect regardless of any subsequent failure to confirm.

c.Continuing Confidentiality Obligations. The Employee acknowledges and agrees to be bound by the confidentiality obligations outlined in the Company’s Code of Business Ethics, as may be amended, and any further confidentiality agreements entered into during the Employee's employment with the Company and following the cessation of the Employee's employment for any reason.

5.Survival. All obligations and restrictions imposed on the Employee under this Agreement shall survive and continue in full force and effect (i) regardless of any changes to the Employee’s terms of employment with the Company, including changes to the Employee’s duties and location of employment; and (ii) following the cessation of the Employee's employment with the Company for any reason.

6.Relief/Remedies. In the event of a breach of this Agreement, the Company may seek and shall be entitled to the following remedies, which are non-exhaustive and non-exclusive and are in addition to any further remedies available to the Company in contract, law or equity:

a.Injunction. The Employee agrees that any breach of this Agreement would cause irreparable harm to the Company and the CP Group and this harm may not be compensable entirely with monetary damages. If the Employee breaches this Agreement, the Company and the CP Group shall be entitled to injunctive relief. Any injunctive relief sought by the Company and the CP Group shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which the Company and CP Group are or may be entitled at law, in equity, or under this Agreement.

b.Repayment or Return of Benefit. If the Employee breaches the Agreement within twenty-four (24) months after receiving any payment or benefit under any LTIP grant made on or after the effective date of this Agreement (the “Repayment Period”), the Company shall be entitled to repayment or return of such payment or benefit. For clarity:

i.with respect to the Restricted Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited and the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, as may be amended, the Company may require, at its sole discretion, that the Employee immediately repay any cash settlement or payment received during the Repayment Period pursuant to any LTIP grant subject to this Agreement; and

ii.with respect to the Canadian Pacific Railway Limited Amended and Restated Management Stock Option Incentive Plan, as may be amended, the Company may require, at its sole discretion, that the Employee immediately pay the Company an amount equal to the difference between the exercise price of any options and the market value of any corresponding shares which have been purchased during the Repayment Period through the exercise of any vested option granted subject to this Agreement. For the purposes of this paragraph, the term market value shall mean the closing price of the shares on the date that the Employee exercises the vested option.

For further clarity, the obligation set out above in this Paragraph 6(b) regarding the Repayment Period shall not be interpreted to extend the Employee’s Covenant Period.

c.Forfeiture. The Employee agrees that any LTIP grants made which are subject to the terms of this Agreement (whether vested or unvested) shall be forfeited in their entirety and the Employee shall have no further right, entitlement or interest in such grants.

d.Accounting. The Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which the Employee or any other person or entity has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, because of, growing out of, or in connection with litigation relating to any breach of this Agreement.

e.Legal Costs. The Company shall be awarded its reasonable solicitor and own client expenses, including legal fees and costs, incurred in enforcing this Agreement.

7.Severability. Each provision in this Agreement is separate and distinct, and if any provision, whether in whole or in part, is unenforceable, it shall be severed from this Agreement and all other provisions of this Agreement shall continue to apply in full force and effect.

8.Non-Waiver. The Company's decision to not enforce a breach of any part of this Agreement (or the Company's settlement of any claims for breach) will not prevent the Company from enforcing the Agreement regarding any other breach of this Agreement that the Company discovers, and shall not operate as a waiver against any future enforcement of any part of this Agreement, any other agreement with the Employee or any other agreement with any other employee of the Company.

9.No Breach of Obligations to Others. The Employee represents that the Employee is not bound by or a party to any agreement or obligation with any other party that restrains or conflicts with the Employee’s obligations under this Agreement or the Employee’s employment with the Company. The Employee agrees to indemnify the Company and the CP Group in respect of any violation of this representation.

10.Disclosure. The Employee agrees to disclose his or her commitments under this Agreement to any future employer or potential employer of the Employee, and authorizes the Company, at its election, to make this disclosure.

11.Governing Law and Attornment. This Agreement shall be construed and determined under the laws of Alberta and the laws of Canada applicable in that province. For all legal proceedings, this Agreement will be deemed to have been performed in Alberta and the courts of Alberta will have the exclusive jurisdiction to entertain any action arising under this Agreement. The Employee and the Company each attorns to the jurisdiction of the courts of Alberta, provided that nothing in this Agreement will prevent the Company from proceeding at its election against the Employee in the courts of any other province or country.

12.Successor and Assigns. This Agreement binds and inures to the benefit of the Company’s successors and assigns.

13.Amendments. No amendment or modification to this Agreement will be valid or binding unless set out in writing and signed by both the Employee and the Company.

14.Independent Advice. The Employee confirms that the Employee has had a reasonable and adequate opportunity to obtain independent advice about this Agreement, the sufficiency of the consideration for this Agreement and the reasonableness of the obligations and restrictions in this Agreement, and that the Employee is accepting this Agreement freely and voluntarily with full understanding of its contents.

15.Entire Agreement. This Agreement does not supersede and does not replace or extinguish any other written agreements between Employee and the Company or any member of CP Group regarding its subject matter including but not limited to non-competition, non-solicitation, or confidentiality obligations. Other than stated in this Agreement, the Employee has been offered no oral or written promises, inducements, or representations, and the Employee accepts this Agreement without reliance on any oral or written promises, inducements, or representations other than those set out in this Agreement.

16.Recitals. The recitals set forth above form part of this Agreement.

The Employee may enter into this Agreement by electronic acceptance via Shareworks, and acknowledges that such electronic signature is intended to authenticate Employee's acceptance and shall have the same force and effect as a manual signature. This Agreement shall be effective and binding upon acceptance by Employee; Employee acknowledges that the Company is not required to execute this Agreement for it to be binding.

Dated: ###ACCEPTANCE_DATE### ###PARTICIPANT_NAME###